SUPPLEMENT TO

PROSPECTUS SUPPLEMENT DATED JUNE 29, 2006

(TO PROSPECTUS DATED MARCH 27, 2006)

$428,134,055

(Approximate)

CWALT, INC.

Depositor

Sponsor and Seller

Countrywide Home Loans Servicing LP

Master Servicer

Alternative Loan Trust 2006-J4

Issuing Entity

Mortgage Pass-Through Certificates, Series 2006-J4

This Supplement revises the Prospectus Supplement dated June 29, 2006 to the Prospectus dated March 27, 2006 with respect to the above captioned series of certificates as follows:

[text continues on the following page]

Countrywide Securities Corporation

The date of this Supplement is July 19, 2006.

1. On page S-117 of the Prospectus Supplement, the tables under the heading Structuring Assumptions are hereby replaced with the following:

•	loan group 1 consists of six mortgage loans with the following characteristics:

Principal Balance	Mortgage Rate	Net Mortgage Rate	Original Term to Maturity (In Months)	Remaining Term to Maturity (In Months)	Remaining Interest-Only Term (In Months)	Remaining Amortization Term (In Months)
$814,000.00	6.4333538080%	6.2010122850%	360	357	117	240
$39,831,778.74	6.7527666440%	6.5406070200%	360	358	118	240
$3,639,000.00	6.7083333330%	6.4993333330%	360	359	59	300
$7,273,646.55	6.4380504600%	6.2003971530%	360	358	N/A	358
$33,286,994.31	6.7613252170%	6.5436697290%	360	359	N/A	359
$2,114,945.13	6.7158318710%	6.5034288250%	360	360	N/A	480

•	loan group 2 consists of eighteen mortgage loans with the following characteristics:

Initial Mortgage Loans

Principal Balance	Mortgage Rate	Net Mortgage Rate	Original Term to Maturity (In Months)	Remaining Term to Maturity (In Months)	Remaining Interest-Only Term (In Months)	Remaining Amortization Term (In Months)
$227,968.70	5.8750000000%	5.6160000000%	240	239	119	120
$196,866.02	6.3750000000%	6.1160000000%	240	237	117	120
$147,000.00	7.0000000000%	6.7410000000%	300	300	N/A	300
$13,708,807.91	6.0481877320%	5.7938866060%	360	357	117	240
$113,098,179.36	6.7197611670%	6.4761545220%	360	359	119	240
$261,950.00	6.7500000000%	6.4910000000%	360	358	178	180
$435,000.00	6.0000000000%	5.7910000000%	360	359	59	300
$3,112,450.00	6.5829363520%	6.3485150600%	360	359	59	300
$18,816,799.06	6.1026092940%	5.8537366780%	360	357	N/A	357
$126,632,914.01	6.7585564360%	6.5005181160%	360	359	N/A	359
$3,798,129.37	6.8107866490%	6.5583658540%	360	360	N/A	480

Supplemental Mortgage Loans

Principal Balance	Mortgage Rate	Net Mortgage Rate	Original Term to Maturity (In Months)	Remaining Term to Maturity (In Months)	Remaining Interest-Only Term (In Months)	Remaining Amortization Term (In Months)
$314,063.36	6.2500000000%	5.9910000000%	300	299	N/A	299
$2,224,732.48	6.1161758761%	5.8829089252%	360	358	118	240
$16,386,368.54	6.7409711165%	6.5124130400%	360	358	118	240
$635,900.00	6.1928958956%	5.9338958956%	360	359	59	300
$5,973,660.12	6.7049129019%	6.4670054979%	360	356	56	300
$7,220,545.66	6.1905193567%	5.8412164948%	360	352	N/A	352
$32,745,957.65	6.6336438184%	6.3935040974%	360	359	N/A	359

2. On page S-118 of the Prospectus Supplement, bullet point six is hereby replaced with the following two bullet points:

•	the scheduled monthly payment for each mortgage loan (except for the interest only mortgage loans during their interest only periods and the balloon mortgage loans), has been calculated such that each mortgage loan will amortize in amounts sufficient to repay the current balance of the mortgage loan by its respective remaining term to maturity,

•	the balloon loans will amortize over their respective remaining amortization terms with the final balloon payment being paid at the end of their respective remaining terms to maturity,

3. On page S-127 of the Prospectus Supplement, the tables containing the sensitivity of the Class 1-A-2 and Class 2-A-4 Certificates to prepayments and LIBOR are hereby replaced with the following:

Sensitivity of the Class 1-A-2 Certificates to Prepayments and LIBOR

(Pre-Tax Yield to Maturity)

	Percentage of the Prepayment Assumption
LIBOR	0%	50%	100%	125%	150%
4.80125%	377.3%	365.1%	307.5%	274.0%	238.1%
5.05125%	205.5%	194.0%	144.9%	114.1%	82.2%
5.30125%	67.3%	57.7%	6.5%	(26.5)%	(55.8)%
5.45% and above	**	**	**	**	**

**	Less than (99.9)%

Sensitivity of the Class 2-A-4 Certificates to Prepayments and LIBOR

(Pre-Tax Yield to Maturity)

	Percentage of the Prepayment Assumption
LIBOR	0%	50%	100%	125%	150%
4.80125%	372.4%	313.9%	220.3%	171.4%	125.6%
5.05125%	158.1%	117.3%	29.1%	(9.8)%	(42.5)%
5.30% and above	**	**	**	**	**

**	Less than (99.9)%